SERVICER COMPLIANCE STATEMENT (Item 1123)

Residential Funding Company, LLC

RALI Series 2006-QS11 Trust

The undersigned, a duly authorized officer of Residential Funding Company, LLC, as master servicer (the "Servicer") pursuant to the Series Supplement, dated as of August 1, 2006, and the Standard Terms of Pooling and Servicing Agreement, dated as of March 1, 2006 (as amended from time to time, the "Agreement"), among Residential Accredit Loans, Inc., as company, Residential Funding Company, LLC, as master servicer, and Deutsche Bank Trust Company Americas, as trustee, does hereby certify that:

1.        A review of the Servicer's activities during the twelve-month period ended December 31, 2008 and of the Servicer's performance under the Agreement has been made under my supervision.

2.            To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 16th day of March 2009.

By:	/s/ Joseph Pensabene
Name: Joseph Pensabene
Title: Chief Servicing Officer